CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES REPORTS THIRD QUARTER RESULTS

New York, NY – November 8, 2007 – Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the quarter and nine months ended September 30, 2007. For the quarter ended September 30, 2007, the net loss attributable to common stockholders was $9,725,000, or $.29 per share, based on 33,535,799 weighted average common shares, compared to a net loss attributable to common stockholders of $6,676,000, or $.21 per share, based on 32,108,884 weighted average common shares for the quarter ended September 30, 2006. For the nine months ended September 30, 2007, the net loss attributable to common stockholders was $28,843,000, or $.86 per share, based on 33,473,240 weighted average common shares, compared to a net loss attributable to common stockholders of $26,294,000, or $.86 per share, based on 30,470,534 weighted average common shares for the nine months ended September 30, 2006. The net loss attributable to common stockholders was impacted by non-cash expenses related to the issuance of stock options and warrants of approximately $1,651,000 and $5,001,000, for the quarter and nine months ended September 30, 2007 respectively, compared to $1,495,000 and $1,593,000 for the quarter and nine months ended September 30, 2006. Further impacting the net loss attributable to common shareholders were dividends declared and paid on the Company’s Series A cumulative convertible perpetual preferred stock of $1,042,000 and $3,086,000 for the quarter ended and nine months ended September 30, 2007, respectively. During the nine months ended September 30, 2006, the Company incurred interest costs aggregating $8,491,000 (including $8,266,000 as the value of shares issued in lieu of future interest payments) related to the April and May 2006 exchanges of its common stock for all $49,000,000 of its then outstanding senior convertible notes and interest costs of $1,001,000 prior to the exchange of such notes.

Commenting on the report, Robert K. Lifton, Chairman & CEO of Medis Technologies, stated: “as reflected in our earnings report, significant resources continue to be allocated to paying for production facilities to manufacture our Power Pack product in large quantities. These facilities include the fully automated production line itself; which incorporates the fuel facility that is capable of supplying three lines, and the packaging facility that is capable of serving one additional line. In addition, we have invested capital for production facilities at some of our subcontractors’ plants that supply specially manufactured components for us. At the same time, we saw an increase in purchases of materials as we prepare for our sales programs. As I noted in our last quarterly report, taking into account our cash position and the funding required including for working capital, inventories and receivables, we are planning financing programs to enhance our cash availability. Accordingly we have filed a $35 million universal shelf registration statement with the Securities Exchange Commission which is now effective. Our financing programs are moving forward and we expect to announce the initial results in the next several weeks.

Celestica, our contract manufacturer, which is operating the automated production line, plans to inaugurate the line this month with a celebration, including the attendance of some leading Irish political figures. This is expected to take place shortly after successful completion of Underwriters` Laboratories’ initial production inspection of the line. We plan to coordinate the production ramp-up with our distributors’ roll-out plans for our product, as Celestica trains personnel to operate additional shifts.

Medis Technologies Ltd. November 8, 2007	Page 2

We are well along in the process of establishing relationships with large customers who would brand the Power Pack with their own well known brands. One of these customers which is a Top Tier OEM has advised us that they plan to introduce the Power Pack as a product bearing their brand at the CES show in January 2008, and they plan to market it to enterprise and retail customers in the United States, European and Asian markets. We are now in the process of preparing a contract with them to reflect this arrangement. Of course, any agreement would provide the customer with the opportunity to satisfy themselves that the Power Packs coming off the fully automated line conform to the specification we have presented. We expect that our initial capacities will be absorbed by our current distributors.

Our marketing program is global. We have previously announced our Memorandum of Understanding with Founder, a highly respected company which we are working with in the market in China. Founder is one of China’s largest technology companies- it is reportedly the second largest PC producer in China. It operates about 2000 stores, specializing in electronic products and it owns a major world-class shopping mall, as well as other holdings. As reported by the Wall Street journal, China already has about 500 million device users, growing at the rate of 8.6 million a month. Thus, we believe that China offers an attractive market opportunity for the Power Pack. As a first step we are looking to Founder to qualify our product with the appropriate authorities in China and then offer it to mobile operators and other business customers as well as the government and military.

We also have begun discussions in connection with establishing distributor relationships in India which is reported in the New York Times to have about 250 million device users. Our Russian distributors have advised us that they are gearing up to start selling Power Packs on the internet and then move to traditional retail channels. And in the Far East, we were very pleased to be invited as a featured presenter to Japan’s largest and most prestigious fuel cell conference scheduled for February, 2008, where we expect to make a company presentation before many of the world’s leading technology companies including automobile producers.

An increasingly important factor in the appeal of our Power Pack is the growing global interest in “green” products. Unlike batteries which have metals that pollute the earth, our Power Pack is a “green” product that does not. We were pleased that the Fuel Cell Store sponsored by ECOtotality, which supports green products, has started offering our Power Pack on their internet site.

Our first generation power management provides power for most of the cell phones and many other devices on the market today. However, in anticipation of the growing power needs of next generation devices, we have developed our next generation 2 watt power management. We are already seeing in the recent announcement by Google about its disruptive cell phone strategy that the next generation of cell phones will essentially function as mobile computers which offer increasingly power hungry application. These applications will not only include search, GPS, social networking, music and video, but under Google’s open source licensing other companies can build free of charge their own applications. We expect that other major OEMs will follow with similar expansive programs. All of this may also bring about a more frequent advertising based revenue model, in the mobile markets with additional heavy advertising graphics and video content. In these contexts, we believe that our Power Pack with the 2 watt power management will offer an attractive power source as compared to alternatives available to the consumer. In the coming weeks we plan to deliver hundreds of preproduction units of these power managements to distributors and key customers for evaluation.

We continue to expand on our fuel cell technology platform. This is reflected in the announcement that we have joined with and will receive funding from General Dynamics C4 System to enter a contest established by the US Army to develop a 20 watt power source for the future soldier. We have previously announced development of an 800 watt product for feasibility testing for Israel Aerospace Industries for use with Unmanned Air Vehicles (UAV`s), and we are in discussion with other companies on other fuel cell products. In these future products, we expect to use a new form of fuel for which we have recently filed patent applications. We believe that this invention may make a contribution to the

Medis Technologies Ltd. November 8, 2007	Page 3

ongoing efforts to expand the use of hydrogen by helping obviate the existing problems of making, storing, shipping and delivering hydrogen in the form of a gas.

Cell Kinetics

The previously announced rights offering of Cell Kinetics Ltd. to holders of Medis’ outstanding common stock on the record date of November 12, 2007 will commence on November 15, 2007 and expire on December 17, 2007. Subscription certificates evidencing the rights will be mailed by our transfer agent along with a prospectus on or about November 14, 2007. This offering is being made only by  Prospectus, copies of which may be obtained by calling (212) 935 8484 or by accessing the SEC’s internet website, located at http//www.sec.gov. and only in those states where such offering is legally permitted.”

Management will also conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss these results and the current status of its business operations. Interested parties may participate in the call by dialing 866-820-1713 (Domestic) or 706-643-3137 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Medis conference call or conference.

To listen to the live webcast, please go to www.medistechnologies.com and click on the conference call link, or go directly to: http://investor.shareholder.com/media/eventdetail.cfm?mediaid=28046&c=MDTL&mediakey=005B4DAD9811DFD1929D79E53CCCC194&e=0
.
The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Medis Technologies’ primary focus is on its fuel cell technology. Its business strategy is to sell its products to end users through branded OEM partnerships, retail outlets, service providers and to the military and other markets. Medis’ wholly-owned subsidiary, Cell Kinetics Ltd., is engaged in the development and commercialization of the CKChip, a unique cell carrier platform intended for simultaneous fluoroscopic monitoring and analysis of thousands of individual living cells over time..

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

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(Table to follow)

Medis Technologies Ltd. November 8, 2007	Page 4

MEDIS TECHNOLOGIES LTD. SUMMARY OF RESULTS September 30, 2007 (In thousands, except loss per share) (See notes below)

Statements of	Three Months	Three Months	Nine Months	Nine Months
Operations Data	Ended	Ended	Ended	Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2006	2007	2006	2007
	(Unaudited)

Revenues	$150	$400	$150	$400
Cost of Revenues	98	249	98	249
Gross Profit	52	151	52	151

R&D costs	4,763	5,839	12,845	17,757
SG&A expenses	2,302	3,384	5,183	10,137
Amortization of intangible assets	52	52	156	156
Operating loss	(7,065)	(9,124)	(18,132)	(27,899)
Interest income (expenses), net	389	441	(8,162)	2,142
Net loss	(6,676)	(8,683)	(26,294)	(25,757)
Dividends on preferred stock	-	(1,042)	-	(3,086)
Net loss attributable to common stockholders	$(6,676)	$(9,725)	$(26,294)	$(28,843)
Basic and diluted net loss per share	$(.21)	$(.29)	$(.86)	$(.86)

Weighted-average common shares used in computing basic and diluted net loss per share	32,109	33,536	30,471	33,473

	December 31,	September 30,
Selected Condensed Balance Sheet Data	2006	2007
		(unaudited)

Cash and cash equivalents	$51,803	$16,655
Short-term investments	30,504	4,000
Restricted cash and deposits	-	6,571
Working capital	78,647	28,254
Property, plant and equipment, net	27,318	54,153
Goodwill and intangible assets, net	58,461	58,305
Total assets	177,608	151,771
Other long-term liabilities	2,569	2,728
Series A preferred stock, net	52,686	52,686
Stockholders’ equity	110,436	86,852

Medis Technologies Ltd. November 8, 2007	Page 5

NOTES

The Company recorded non-cash expenses related to the issuance of stock options and warrants of approximately $1,651,000 and $5,001,000 during the quarter and nine months ended September 30, 2007 compared to $1,495,000 and $1,593,000 for the quarter and nine months ended September 30, 2006.

During the nine months ended September 30, 2006, the Company recorded interest expense of approximately $8,491,000 related to the exchange of its common stock for the entire $49,000,000 principal amount of its then outstanding 6% Senior Convertible Notes. Such interest expense consisted of the value of the shares issued in lieu of future interest payments of $8,266,000, amortization of the remaining balance of beneficial conversion features of $220,000 and out of pocket costs incurred in connection with the exchange transactions.

Financial information included in the Summary of Results has been derived from the Company's unaudited condensed interim consolidated financial statements (“interim statements”) as of and for the three and nine months ended September 30, 2007. The interim statements should be read in conjunction with the Company’s annual financial statements as of December 31, 2006 and the year then ended, together with the accompanying notes.

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